                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant                      /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                     / /  Confidential, for Use of Commission Only (as
/X/  Definitive Proxy Statement                           permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         PARKVALE FINANCIAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies:

     -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -----------------------------------------------------------------------
     (5) Total fee paid:

     -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------

     (2) Form, Schedule or Registration No.:
                                            ------------------------------

     (3) Filing Party:
                      ------------------------------

     (4) Date Filed:
                    ------------------------------

     LOGO

--------------------------------------------------------------------------------

                                4220 WILLIAM PENN HIGHWAY, MONROEVILLE, PA 15146

                                                              September 14, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Parkvale Financial Corporation. The meeting will be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 22, 1998, at 10:00 a.m.

     At the meeting, stockholders will act on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on any other business matters properly brought before the meeting.

     FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES AS DIRECTORS, "FOR" THE RATIFICATION OF AUDITORS, AND "AGAINST" THE STOCKHOLDER PROPOSALS DESCRIBED IN THE PROXY STATEMENT.

     It is important that your shares be represented and voted at the Annual Meeting regardless of whether you plan to attend. Please complete, sign, date and return the enclosed proxy card promptly in the envelope provided.

                                            Sincerely,

                                            /s/ ROBERT J. MCCARTHY, JR.

                                            Robert J. McCarthy, Jr.
                                            President and
                                            Chief Executive Officer

                         PARKVALE FINANCIAL CORPORATION
                           4220 WILLIAM PENN HIGHWAY
                        MONROEVILLE, PENNSYLVANIA 15146
                                 (412) 373-7200
                         ------------------------------

                            NOTICE OF ANNUAL MEETING
                         TO BE HELD ON OCTOBER 22, 1998
                         ------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Parkvale Financial Corporation, Monroeville, Pennsylvania (the "Corporation") will be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 22, 1998, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     (1) To elect two directors for a term of three years or until their successors have been elected and qualified;

     (2) To ratify the appointment of Ernst & Young LLP as the Corporation's independent auditors for the fiscal year ending June 30, 1999;

     (3) To consider and vote upon two (2) shareholder proposals; and

     (4) To transact such other business as may properly come before the meeting.

     Stockholders of the Corporation of record at the close of business on August 24, 1998 are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ ERNA A. GOLOTA

                                          Erna A. Golota
                                          Secretary

Monroeville, Pennsylvania
September 14, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                         PARKVALE FINANCIAL CORPORATION
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is being furnished to holders of common stock, par value $1.00 per share ("Common Stock"), of Parkvale Financial Corporation (the "Corporation" or "PFC"), the holding company of Parkvale Savings Bank (the "Bank"), in connection with the solicitation of proxies on behalf of the Board of Directors, for use at the Annual Meeting of Stockholders to be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 22, 1998, at 10:00 a.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement is being first sent to stockholders on or about September 14, 1998.

     The proxies solicited hereby, if properly signed and returned to the Corporation, will be voted in accordance with the instructions contained therein if they are not revoked prior to their use. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, EACH PROXY RECEIVED WILL BE VOTED FOR THE SLATE OF DIRECTORS DESCRIBED HEREIN, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS, AGAINST THE TWO STOCKHOLDER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, AND UPON THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS APPOINTED AS PROXIES.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Corporation written notice thereof (Erna A. Golota, Secretary, Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146), (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

               VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF

     Only stockholders of record at the close of business on August 24, 1998 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,164,037 shares of common stock, par value $1.00 per share, of the Corporation issued and outstanding ("Common Stock"), and the Corporation had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote on each proposal at the Annual Meeting, with no cumulative voting for the election of directors permitted.

     The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) persons or entities known to the Corporation to be the beneficial owners of 5% or more of the Corporation's Common Stock, (ii) directors of the Corporation, (iii) nominees for director who are not currently serving as a director, (iv) executive officers of the Corporation who are not directors but who are named in the Summary Compensation Table, and (v) all directors, director nominees and executive officers as a group. The information shown is based upon filings pursuant to the

Securities Exchange Act of 1934, as amended ("Exchange Act"), and/or information furnished by the individuals or entities.

                                                NUMBER OF SHARES
                                             BENEFICIALLY OWNED AS            PERCENT OF
         NAME OF BENEFICIAL OWNER            OF AUGUST 24, 1998(1)           COMMON STOCK
         ------------------------            ---------------------           ------------
Parkvale Financial Corporation                   427,584 (2)                      8.28%
Employee Stock Ownership Plan
4220 William Penn Highway
Monroeville, PA 15146

Beck, Mack & Oliver LLC                          377,131 (3)                      7.30
330 Madison Avenue
New York, NY 10017

Dimensional Fund Advisors Inc.                   309,263 (4)                      5.99
1299 Ocean Avenue
Santa Monica, CA 90401

DIRECTORS:
Fred P. Burger, Jr.                              111,046 (5)(6)                   2.14
Andrea F. Fitting                                      0                             0
Robert J. McCarthy, Jr.                          268,901 (5)(7)(8)                5.15
George W. Newland                                 81,590 (5)(9)                   1.58
Robert D. Pfischner                              110,323 (5)(10)                  2.12
Warren R. Wenner                                  38,265 (5)(11)                  0.74

DIRECTOR NOMINEE:
Patrick J. Minnock                                     0                             0

EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS:

Bruce C. Gilleylen                                74,079 (5)(7)(12)               1.43

Timothy G. Rubritz                                79,942 (5)(7)(13)               1.54

Steven A. Friedman                                63,489 (5)(7)(14)               1.23

DIRECTORS, NOMINEES AND EXECUTIVE
OFFICERS AS A GROUP
(18 persons)                                     977,858 (5)(7)                  18.06

---------

 (1) Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

 (2) Messrs. Pfischner and Newland, directors of the Corporation, are the trustees of the Employee Stock Ownership Plan ("ESOP"). To date, 418,485 shares of the 427,584 shares have been allocated to the participants of the ESOP.

 (3) Beck, Mack & Oliver LLC is an investment adviser registered under the Investment Advisers Act of 1940 and the 377,131 shares are owned by investment advisory clients of the firm. No one of these clients owns more than 5% of said shares.

 (4) Dimensional Fund Advisors Inc. is an investment adviser registered under the Investment Advisers Act of 1940 and the 309,263 shares are held in portfolios of certain affiliated entities. Dimensional disclaims beneficial ownership of all such shares.

 (5) Includes shares that may be acquired within 60 days through exercise of stock options as follows: Mr. Burger, 15,255 shares; Mr. McCarthy, 58,652 shares; Mr. Newland, 15,255 shares; Mr. Pfischner,

     39,669 shares; Mr. Wenner, 15,255 shares; Mr. Gilleylen, 17,265 shares; Mr. Rubritz, 20,472 shares; Mr. Friedman, 17,265 shares; and all directors, director nominees and executive officers as a group, 251,420 shares. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the individual or group but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other person or group. Exclusive of shares which may be acquired upon the exercise of stock options, directors, director nominees and executive officers of the Corporation as a group beneficially owned 764,222 shares or 14.80% of the issued and outstanding Common Stock.

 (6) Includes 25,377 shares held under Mr. Burger's deferred fee agreement with the Bank.

 (7) Includes shares allocated to such person or group under the ESOP as follows: Mr. McCarthy, 35,627 shares; Mr. Gilleylen, 21,996 shares; Mr. Rubritz, 21,981 shares; Mr. Friedman, 14,877 shares; and all officers as a group, 149,995 shares. Also includes shares allocated under the Supplemental Executive Benefit Plan ("SEBP") as follows: Mr. McCarthy, 7,887 shares; Mr. Gilleylen, 200 shares; Mr. Rubritz, 178 shares; and all officers as a group, 8,265 shares. (See Audit-Finance Committee Report On Executive Compensation.) Shares are deemed to be beneficially owned by such individuals or group as a result of their ability to direct the ESOP and SEBP trustees' voting of such shares allocated to their respective accounts.

 (8) Includes 104,507 shares held jointly by Mr. McCarthy and his wife, 18,306 shares held by Mr. McCarthy as custodian for his children, and 43,922 shares held under deferred fee and compensation agreements with the Bank. Mr. McCarthy's address is 4220 William Penn Highway, Monroeville, PA 15146.

 (9) Does not include shares held under the ESOP, of which Mr. Newland was a trustee during the year.

(10) Includes 21,453 shares held jointly by Mr. Pfischner and his wife, 1,220 shares held by his wife and 16,516 shares held under a deferred fee agreement with the Bank. Does not include shares held under the ESOP, of which Mr. Pfischner is a trustee.

(11) Includes 15,947 shares held jointly by Mr. Wenner and his wife and 7,063 shares held under a deferred fee agreement with the Bank.

(12) Includes 31,566 shares held jointly by Mr. Gilleylen and his wife.

(13) Includes 26,305 shares held jointly by Mr. Rubritz and his wife and 4,806 shares held by Mr. Rubritz as custodian for his children.

(14) Includes 21,521 shares held jointly by Mr. Friedman and his wife, 316 shares held by his wife and 2,928 shares held by Mr. Friedman as custodian for his children.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires that directors and officers of the Corporation and the Bank file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors and officers are required to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely upon review of copies of Forms 3, 4 and 5 received by the Corporation's compliance administrator, the Corporation believes that all filing requirements applicable to its directors and officers were complied with during fiscal 1998.

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
             DIRECTORS WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     Pursuant to the Bylaws of the Corporation and by resolution of the Corporation's Board of Directors, the Board of Directors currently consists of six members. The Board of Directors is divided into three classes, and members of each class are elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. There are no arrangements or understandings between the Corporation and any person pursuant to which such person has been nominated as a director. No director or executive officer is related to any other director or executive officer of either the Corporation or the Bank.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of all the nominees listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for the replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed below may not be able to serve as a director if elected. A majority of the shares of Common Stock entitled to vote, present in person or by proxy at the meeting, will constitute a quorum. The election of directors requires the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon, whether in person or by proxy. Votes marked as "withhold authority" on the election of directors are counted toward a quorum and have the same legal effect as a vote against the election of the nominees.

                      NOMINEES FOR TERMS EXPIRING IN 2001

                                            PRINCIPAL OCCUPATION                    DIRECTOR
         NAME            AGE             DURING THE PAST FIVE YEARS                   SINCE
         ----            ---             --------------------------                   -----
Robert J. McCarthy, Jr.  55    Director; President and Chief Executive Officer        1985(1)
                               of the Bank since December 1, 1984 and of the
                               Corporation since organization in August 1987;
                               previously President and Chief Executive
                               Officer of Metropolitan Federal Savings Bank,
                               Bethesda, Maryland
Patrick J. Minnock       41    President of Minnock Construction Company, a
                               leading builder and developer in the western
                               Pennsylvania area, since 1988; licensed real
                               estate broker since 1987

     Patrick J. Minnock was nominated to replace George W. Newland who is retiring from the Board as of the Annual Meeting date.

           THE BOARD OF DIRECTORS RECOMMENDS THAT THE ABOVE NOMINEES
                            BE ELECTED AS DIRECTORS.

                     DIRECTORS WITH TERMS EXPIRING IN 1999

                                            PRINCIPAL OCCUPATION                    DIRECTOR
         NAME            AGE             DURING THE PAST FIVE YEARS                   SINCE
         ----            ---             --------------------------                   -----
Fred P. Burger, Jr.      71    Director; President of Burger Agency, Inc., a          1981(1)
                               real estate brokerage firm and insurance
                               agency, since 1948
Warren R. Wenner         77    Director; retired; previously a sales                  1968(1)
                               representative for The Gage Co., a distributor
                               of industrial tools and equipment, from 1965 to
                               1985

                     DIRECTORS WITH TERMS EXPIRING IN 2000

                                             PRINCIPAL OCCUPATION                    DIRECTOR
          NAME            AGE             DURING THE PAST FIVE YEARS                   SINCE
          ----            ---             --------------------------                   -----
Robert D. Pfischner       76    Chairman of the Board; President of E.T.               1968(1)
                                Lippert Saw Co., a manufacturer of saw blades
                                for industry and fabricator of armor plate,
                                since 1973
Andrea F. Fitting, Ph.D.  44    Chief Executive Officer of Fitting Kolbrener       Sept. 1,
                                since 1995 and President of Fitting                    1998
                                Communications, Inc. from 1986 to 1995,
                                marketing communications firms;

     Andrea F. Fitting was appointed by the Board of Directors to complete Paul
A. Mooney's term. Mr. Mooney retired from the Board on August 31, 1998 for health reasons.
---------

(1) Includes terms as a director of the Bank prior to organization of the Corporation in 1987 and currently serves as a director of the Bank.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Corporation holds regular meetings at least quarterly. Each member of the Board of Directors of the Corporation also serves as a director of the Bank. During the year ended June 30, 1998, the Board of Directors of the Corporation met nine times. No director failed to attend fewer than 75% of the aggregate number of such meetings and the meetings of the committees of the Board on which he served. All members of the Board serve on the Nominating Committee, which met two times during fiscal 1998. The Nominating Committee will consider nominations made by stockholders if such nominations are made in accordance with Article IV, Section 3 of the Corporation's Bylaws. The Board also has other standing committees, each served by the same members of the Board and in the same capacities as those described below for similar committees of the Bank's Board. The Executive Committee, which did not meet in fiscal 1998, has the authority to exercise all of the powers of the Board between Board meetings. The joint Audit-Finance Committee of the Corporation and the Bank met four times in fiscal 1998. Directors of the Corporation do not receive any fees directly from the Corporation for serving as Board and Committee members. The Board does not have a separate compensation committee as determination of compensation is a function of the Audit-Finance Committee.

     The Board of Directors of the Bank meets regularly each month and may have additional special meetings. The Board met twelve times during fiscal 1998. The Bank has standing Executive, Audit-Finance and Site-Building Committees as described below, in addition to other committees. During fiscal 1998, no director failed to attend fewer than 75% of the aggregate number of meetings held during the year by the Board of Directors and by all committees of the Board on which he served.

     The Executive Committee has the authority to exercise all the powers of the Board of Directors between Board meetings. Membership on the Executive Committee, which consists of three members of the Board, rotates monthly with each director, except for Messrs. Pfischner and McCarthy, serving at least one month each quarter of the year. Mr. Pfischner currently serves as Chairman of this committee. Mr. McCarthy attends but does not vote at the meetings. The Executive Committee met one time during fiscal 1998.

     The Audit-Finance Committee reviews the Bank's budget, the scope and results of the audit performed by the Corporation's and the Bank's independent auditors, the scope and results of the examinations performed by the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation, the Bank's system of internal control, and monitors compliance with the Bank's established investment, interest rate risk, financial futures and options policies. The members of such committee must consider and act upon (1) all transactions with respect to the investment portfolio, with the exception of Federal Funds sold, in excess of $25 million, and (2) all hedging activities over $10 million and up to $25 million. In addition, the Audit-Finance

Committee reviews and makes recommendations to the Board concerning compensation of officers and employees. The members of the Audit-Finance Committee are appointed annually and consisted of Messrs. Burger, Mooney, Newland and Wenner during fiscal 1998. Messrs. Pfischner and McCarthy, as ex-officio members, attend the meetings but do not vote. Mr. Newland currently serves as Chairman of this committee. The Audit-Finance Committee met four times during fiscal 1998.

     The Site-Building Committee inspects, evaluates and recommends to the Board proposed sites for branch offices and recommends any major repairs and/or additions to such proposed sites that may be necessary. The members of the Site-Building Committee are appointed annually and consisted of Messrs. Burger, Mooney, Newland and Wenner during fiscal 1998. Messrs. Pfischner and McCarthy, as ex-officio members, attend the meetings but do not vote. Mr. Wenner currently serves as Chairman of this committee. The Site-Building Committee met three times during fiscal 1998.

     Certain directors also served as trustee/administrators of the Corporation's benefit plans during fiscal 1998 as follows: 401(k) Plan, Messrs. McCarthy, Newland and Pfischner; Employee Stock Ownership Plan, Messrs. Mooney, Newland and Pfischner; and Stock Option Plans, Messrs. Burger, Mooney, Pfischner and Wenner. To date, the directors serving as trustees/administrators of such plans have not received any additional compensation for such services.

COMPENSATION OF DIRECTORS

     Board members receive a retainer of $1,200 monthly, based on an annualized retainer of $14,400, and $450 for each meeting attended. Mr. McCarthy does not receive the annual retainer and meeting fees. Directors, excluding Messrs. Pfischner and McCarthy, received $200 for each committee meeting attended during fiscal 1998, except for the chairmen of the Audit-Finance and Site-Building committees, who received $225 per meeting attended. In addition to the normal $225 per meeting fee for fulfilling his duties as Chairman of the Site-Building Committee, Mr. Wenner also receives a minimum of $50 for inspecting and evaluating a proposed branch site and any major repairs to a branch office or site. Mr. Wenner made seven inspections/evaluations during fiscal 1998 and received a total of $400 for performing such services.

     On December 16, 1993, the Bank entered into a consulting agreement with Mr. Pfischner to serve as a consultant to the President-Chief Executive Officer, Board of Directors and executive staff of the Bank for a term of one year commencing on January 1, 1994 and continuing from year to year by written agreement. The agreement was extended by written agreement each year through 1998 under the same terms and conditions for a term of one year. The agreement provides for a minimum base annual fee of $20,400 payable monthly, which may be increased in the future. Either party may terminate the agreement by providing the other party with at least thirty days written notice before the expiration date of the agreement. Mr. Pfischner had performed consulting services to the Bank for many years without a written agreement. For services performed during fiscal 1998, in addition to the regular Board fees Mr. Pfischner received $35,400 which included a bonus of $15,000 for outstanding services to the Bank.

     Under the 1993 Directors' Stock Option Plan, each person who serves as a non-employee director immediately following the last adjournment of each Annual Meeting shall be granted as of such date a compensatory stock option to purchase shares of the Corporation's Common Stock at a price equal to the fair market value of a share of the Common Stock on that date. On the 1997 Annual Meeting date, each non-employee director received an option to purchase 3,051 shares. The fair market value on the October 23, 1997 Annual Meeting date was $29.00 per share. The Plan was amended during fiscal 1998. The amendment provides that commencing as of the 1998 Annual Meeting date, 2,000 shares shall be granted to each non-employee director following the last adjournment of each Annual Meeting.

     Directors may make an irrevocable election prior to the beginning of each calendar year to defer all or a portion of the annual retainer and meeting fees into a cash account and/or a PFC stock account. The cash account earns interest each year at a rate equal to the rate paid on the Bank's highest rated certificate of deposit on the first business day of each calendar year. The stock account is credited with the dividends paid on PFC stock during the year. Prior to the beginning of the year, each participant may elect to purchase PFC Common Stock with the cash in either account. A third deemed investment option earns the performance rate of any of the selected mutual funds offered by CIGNA to participants of the Bank's 401(k) Plan. At the end of each quarter, the account is credited with gains (or debited for losses) in accordance with the mutual fund experience reports provided by CIGNA. Participants may receive payments from their accounts on a designated date after January 1, 1998, on the attainment of an age after 65 or at termination of Board service in cash, in either a lump sum or annual installments, or receive the Common Stock.

EXECUTIVE MANAGEMENT

     The following table sets forth certain information with respect to executive officers of the Corporation and the Bank who are not directors of the Corporation. There are no arrangements or understandings between the Corporation or the Bank and any person pursuant to which such person has been appointed an executive officer. No executive officer is related to any other executive officer or director of the Corporation or the Bank by blood, marriage or adoption. Officers of the Corporation and the Bank are appointed annually by the respective Boards of Directors for one-year terms.

                                                      PRINCIPAL OCCUPATION DURING
        NAME                AGE                           THE PAST FIVE YEARS
---------------------       --                            -------------------
Timothy G. Rubritz          44        Vice President-Treasurer of the Corporation since its
                                      organization in August 1987; Senior Vice President-Treasurer of the Bank since December 1989; Vice President-Treasurer
                                      from January 1986 to December 1989; joined the Bank in June
                                      1985 as audit director; with Coopers & Lybrand from 1976 to
                                      1985, including a general practice manager at such firm from
                                      1982 to 1985.
Bruce C. Gilleylen          52        Vice President of the Corporation since October 1995; Senior
                                      Vice President and Chief Lending Officer of the Bank since
                                      December 1989; Vice President from March 1986 to December
                                      1989; joined the Bank in January 1986; with Equibank from
                                      1982 to 1985, including a Senior Vice President thereof from
                                      1984 to 1985.
Steven A. Friedman          48        Vice President of the Corporation since October 1995; Senior
                                      Vice President of the Bank since December 1990;
                                      Audit-Compliance Officer of the Corporation and the Bank;
                                      Vice President from September 1986 to December 1990; joined the Bank in July 1986; with the Federal Home Loan Bank of
                                      Pittsburgh for six years serving as Vice
                                      President-Supervision, Assistant Vice President and
                                      Supervisory Analyst.
William J. Burt             53        Senior Vice President since joining the Bank in March 1998;
                                      in charge of Retail Banking; with National City Bank,
                                      formerly Integra Bank, as Area President from April 1995 to
                                      September 1997 and with Integra Financial Corporation as
                                      Senior Vice President, Bank Operations from 1989 to March
                                      1995.
Gail Bieri Anwyll           46        Vice President of the Bank since December 1992 in charge of
                                      Human Resources Department and Marketing, and Assistant
                                      Corporate Secretary since July 1990; Senior Assistant Vice
                                      President from December 1991 to December 1992; Assistant
                                      Vice President from December 1989 to December 1991; joined the Bank in August 1989 as Director of Human Resources; with
                                      Lyman Savings & Loan Association from 1976 to August 1989, serving as Executive Vice President from 1987 to August
                                      1989.

                                                      PRINCIPAL OCCUPATION DURING
        NAME                AGE                           THE PAST FIVE YEARS
---------------------       --                            -------------------
Nancy E. Kelly              49        Vice President of the Bank since December 1996; in charge of branch operations since May 1997; Senior Assistant Vice
                                      President from December 1991 to December 1996; Assistant
                                      Vice President from December 1990 to December 1991. Joined the Bank in December 1989.
Charles M. Murslack         44        Vice President of the Bank since December 1991; Assistant
                                      Vice President from June 1988 to December 1991; responsible for data processing systems; joined the Bank in January
                                      1988; with Mellon Bank from 1975 to January 1988.
Thomas R. Ondek             39        Vice President of the Bank since December 1989 in charge of
                                      Savings/Checking Department; Assistant Vice President from
                                      December 1986 to December 1989; branch manager from April to
                                      December 1985; joined the Bank in May 1984.
Robert A. Stephens          43        Vice President of the Bank in charge of Mortgage Department since December 1989; Assistant Vice President from November
                                      1984 to December 1989; joined the Bank in August 1981 as a loan officer.

                         AUDIT-FINANCE COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     PFC's business consists primarily of the business of the Bank and its subsidiaries. The financial results of PFC are a direct function of the Bank's achievement of its goals as set forth in its long-term strategic plan. Executives are compensated for their contribution to the achievement of these goals, which benefits the stockholders, customers, employees and communities in which the Bank operates.

     PFC's Audit-Finance Committee is comprised of four outside directors of PFC, which are the same directors who make up the Bank's Audit-Finance Committee. The Audit-Finance Committees of the Bank and PFC ("Committee") jointly administer executive compensation, with all compensation currently paid by the Bank. The Committee reviews all issues pertaining to executive compensation and submits its recommendations to the full Board of Directors for approval. Mr. Robert J. McCarthy, Jr., in his capacity as a member of the Board of Directors of PFC and the Bank, abstains from any Board of Directors' vote concerning compensation affecting himself. The Committee's compensation program for executive officers currently consists of annual payments of salary and bonuses and periodic grants of options to purchase Common Stock under PFC's Stock Option Plans. Each element of the program has a different purpose. Salary and bonus payments are mainly designed to reward current and past performance. Stock option awards are designed to help attract and retain superior personnel for positions of substantial responsibility as well as to provide additional incentive to contribute to the long-term success of PFC.

     In determining the amount and form of executive compensation to be paid or awarded in fiscal 1998, the Committee considered PFC's overall performance over a period of years--and its future objectives and challenges--rather than a guideline or formula based on any particular performance measure in a single year. Within this framework, the Committee considered, among other things, the following performance factors in making its compensation decisions in fiscal 1998: return on equity; earnings per share; fair market value of the Common Stock; and the Bank's achievement of its annual goals relating to earnings, growth, net worth, asset quality, efficiency ratio and evaluation by regulators as to safety and soundness. The Committee's decisions concerning the compensation of individual executive officers during fiscal 1998 were made in the context of historical practice and competitive environment, including comparisons with compensation practices of companies of similar size and function in the financial services industry. The Committee has not addressed the adoption of a policy with respect to the issue of the deductibility of qualifying executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") because no executive has compensation subject to Section 162(m) that exceeds the $1,000,000 threshold.

     Supplemental non-qualified benefit plans are provided to executive officers as follows:

     Supplemental Executive Benefit Plan

     Effective December 31, 1994, PFC and the Bank adopted the Supplemental Benefit Plan ("SEBP") for the benefit of certain officers who are subject to the limitations imposed by Sections 401(a)(17) and 415 of the Code on the maximum amount of compensation which may be taken into consideration for the purposes of the Parkvale Financial Corporation Employee Stock Ownership Plan ("ESOP") and the maximum amount of benefits which may be allocated to an individual participant thereunder. In calendar year 1994, the maximum amount of base pay for qualified benefit plan purposes was reduced to $150,000 from $235,840 previously. In 1997, the base amount was increased to $160,000. Persons earning more than $160,000 were deprived of retirement funds otherwise available to them. The officers affected by the Code limitation in calendar year 1997 were Messrs. McCarthy, Gilleylen and Rubritz. Treasury shares of PFC Common Stock applicable to the 1997 distribution were allocated to the Trust administered by Heritage Trust Company for their benefit as follows: 1,229 shares for Mr. McCarthy, 42 shares for Mr. Gilleylen and 27 shares for Mr. Rubritz. The value of those shares, based upon the closing price of $34.25 per share on the last trading day of calendar 1997 (December 31, 1997), is included in the Summary Compensation Table.

     Executive Deferred Compensation Plan

     Due to benefit limits imposed by the Code and/or discrimination tests of highly compensated employees, the Bank adopted, effective July 1, 1994, the Parkvale Savings Bank Executive Deferred Compensation Plan ("EDCP") for certain senior officers of the Bank to compensate such individuals who participate in the 401(k) Plan for benefits lost under the Plan. The EDCP is an unfunded, non-qualified plan which provides for the accrual of matching contributions and investment returns that may not be accrued under the 401(k) Plan. Under the 401(k) Plan, participating employees may voluntarily make pre-tax contributions to their accounts up to 10% of covered annual salary. The EDCP was amended effective January 1, 1998 to allow the inclusion of bonuses in the definition of plan compensation. The Bank matches 50% of the employee's pre-tax contributions up to a maximum of 6% of the employee's salary for an effective Bank matching contribution of up to 3% of the employee's salary. In addition, the Bank may make a profit sharing contribution equal to a percentage of each eligible employee's covered compensation during a plan year, subject to the Bank's profitability and the discretionary approval of the Board of Directors. The historical discretionary contribution has been 2%.

BASES FOR CHIEF EXECUTIVE OFFICER AND NAMED EXECUTIVE OFFICERS COMPENSATION

     In fiscal 1998, PFC's President and Chief Executive Officer received total cash payments of $496,000 in salary and bonus (as shown in the Summary Compensation Table). The Committee notes that Mr. McCarthy's salary in fiscal 1998 was less than 4% higher than his salary in fiscal 1997, and that increased bonuses have been paid to him as PFC's overall performance continued to improve. The bonus paid to Mr. McCarthy in fiscal 1998 exceeded 83% of his salary for the year, as PFC achieved record levels of operating income. The other executive officers named in the Summary Compensation Table have received increased bonuses in the last six years, both on a dollar basis and as a percentage of salary. The bonuses paid to Messrs. Gilleylen, Rubritz and Friedman in fiscal 1998 exceeded 40%, 39% and 45%, respectively, of their salaries for the year.

     The Committee considered these 1998 payments appropriate in light of PFC's earnings and inherent stockholder value. In addition, the Committee determined Mr. McCarthy's fiscal 1998 compensation based on its assessment of his ability and dedication to enhance the long-term value and financial strength of PFC by continuing to provide the leadership and vision that he has provided throughout his tenure as Chief Executive Officer. As of June 30, 1998, PFC's market value has increased by 1,130% on a per share basis since the Bank's conversion from the mutual to the stock form of ownership in

July 1987. This performance is further highlighted on the following Five-Year Performance Graph, which compares PFC's stock performance with the stock performance of other companies as measured by broad indices.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, no member of the Audit-Finance Committee was a former or current full-time officer or employee of the Corporation or any of its subsidiaries. However, George W. Newland held an honorary title of Vice President of the Bank from 1968 to 1989.

                            AUDIT-FINANCE COMMITTEE

Fred P. Burger, Jr.                   George W. Newland
Paul A. Mooney                        Warren R. Wenner

PERFORMANCE GRAPH

     The following table and graph compares the yearly cumulative total return of the Common Stock over a five-year measurement period with (i) the yearly cumulative total return on the stocks included in the Nasdaq Market Index and
(ii) the yearly cumulative total return on the stocks included in the Nasdaq Financial Stock Market Index as reported by the Center for Research in Securities Prices at the University of Chicago. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The per share amounts have been adjusted to reflect the 5 for 4 stock splits in October 1993, 1994, 1995, 1996 and 1997.

                           TABLE OF CUMULATIVE VALUES

                                      1993      1994      1995      1996      1997      1998
                                      ----      ----      ----      ----      ----      ----
Parkvale...........................  $100.00   $137.15   $149.54   $181.48   $253.28   $376.53
Nasdaq.............................   100.00    100.96    134.77    173.03    210.38    277.69
Nasdaq Financial...................   100.00    112.89    129.06    167.99    245.73    318.85
Book Value Per Share...............     9.49     10.60     12.20     13.80     14.83     16.25
Market Value Per Share.............     9.42     12.70     13.57     16.16     22.10     32.25

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

               MEASUREMENT PERIOD                                                          NASDAQ
             (FISCAL YEAR COVERED)                     PARKVALE           NASDAQ          FINANCIAL
                    1993                                100.00            100.00            100.00
                    1994                                137.15            100.96            112.89
                    1995                                149.54            134.77            129.06
                    1996                                181.48            173.03            167.99
                    1997                                253.28            210.38            245.73
                    1998                                 376.3            277.69            318.85

* Assumes the investment of $100 on June 30, 1993 and the reinvestment of all dividends.

 Market value on the record date, August 24, 1998, was $33.00 per share.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table sets forth a summary of certain information concerning the compensation awarded or paid for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and other executive officers of the Corporation and the Bank ("Named Executive Officers") whose total compensation during the last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                              ANNUAL COMPENSATION    COMPENSATION
                                              -------------------    ------------       ALL OTHER
  NAME AND PRINCIPAL POSITION    FISCAL YEAR  SALARY(1)    BONUS     OPTION AWARDS  COMPENSATION(2)(3)
  ---------------------------    -----------  ---------    -----     -------------  ------------------
Robert J. McCarthy, Jr.             1998      $271,000    $225,000         0             $86,911
  President and Chief Executive     1997       262,000     200,000         0              87,787
  Officer                           1996       256,000     200,000         0              83,491

Bruce C. Gilleylen                  1998       125,400      50,000         0              33,930
  Vice President of the             1997       122,400      46,000         0              37,747
  Corporation, Senior Vice          1996       119,400      44,000         0              36,050
  President and Chief Lending
  Officer of the Bank

Timothy G. Rubritz                  1998       123,000      48,000         0              33,177
  Vice President-Treasurer of       1997       120,600      45,000         0              37,507
  the Corporation and Senior        1996       118,800      44,000         0              36,026
  Vice President-Treasurer of
  the Bank

Steven A. Friedman                  1998        92,400      42,000         0              24,959
  Vice President of the             1997        89,400      38,000         0              27,430
  Corporation, Senior Vice          1996        86,400      35,000         0              25,730
  President of the Bank and
  Audit-Compliance Officer of
  the Corporation and the Bank

---------

(1) Salary includes amounts deferred at the election of the executive officer through the Bank's 401(k) Plan and Executive Deferred Compensation Plan ("EDCP").

(2) Includes the Bank's contributions to the 401(k) Plan and EDCP during fiscal 1998 on behalf of Mr. McCarthy ($20,120), Mr. Gilleylen ($7,793), Mr. Rubritz ($7,554), and Mr. Friedman ($5,334).

(3) Includes the value of the Common Stock allocated to the ESOP and SEBP Trust accounts of Messrs. McCarthy ($66,791), Gilleylen ($26,136), Rubritz ($25,623), and the ESOP account of Mr. Friedman ($19,625), based upon the closing price of $34.25 per share on the allocation date, December 31, 1997.

     The column "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such officer.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     There were no options granted during the fiscal year ended June 30, 1998.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning stock options exercised during fiscal year 1998 by the Named Executive Officers and the value of unexercised stock options held by each such officer at fiscal year end (June 30, 1998). The number of shares have been adjusted to reflect the 5 for 4 stock splits in October 1993, 1994, 1995, 1996 and 1997.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING        VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                  AT FISCAL YEAR END     AT FISCAL YEAR END
                                 SHARES ACQUIRED      VALUE          EXERCISABLE/           EXERCISABLE/
             NAME                  ON EXERCISE     REALIZED(1)      UNEXERCISABLE         UNEXERCISABLE(2)
             ----                  -----------     -----------      -------------         ----------------
Robert J. McCarthy, Jr.              20,000         $554,979           58,652/-0-          $ 1,123,138/-0-
Bruce C. Gilleylen                      -0-              -0-           17,265/-0-              278,355/-0-
Timothy G. Rubritz                    9,000          261,553           20,472/-0-              370,454/-0-
Steven A. Friedman                   10,681          303,730           17,265/-0-              278,355/-0-

---------

(1) The value was determined by subtracting the exercise price from the fair market value of the Common Stock on the exercise date.

(2) The value was determined by subtracting the exercise prices from the fair market value of the Common Stock on June 30, 1998 ($32.28125 per share) and multiplying the same by the number of options.

           LONG-TERM INCENTIVE PLANS--AWARDS IN THE LAST FISCAL YEAR

     A long-term incentive plan has not been instituted for either the Corporation or the Bank.

EMPLOYMENT AGREEMENTS

     The Bank entered into a five-year employment agreement with Mr. McCarthy in April 1987 and the Corporation became a party to the agreement upon consummation of the reorganization of the Bank into the holding company form of organization in January 1989. The initial term of the agreement was extended automatically for an additional year on each anniversary date of the agreement. Effective January 1, 1997, a new five-year employment agreement was entered into by the parties to reflect the holding company formation, the Bank's charter conversion to a savings bank and change in regulators, and changes in applicable law and regulatory policies since 1987. The agreement provides for a minimum annual salary of $262,000, which may be increased from time to time in such amounts as may determined by the Boards of Directors of the Corporation and the Bank. In addition, Mr. McCarthy may receive bonus payments as determined by the Boards of Directors. Prior to the first anniversary of the effective date and each annual anniversary thereafter, the Boards of Directors shall consider all relevant factors, including Mr. McCarthy's performance, and if appropriate approve a one-year extension of the remaining term of the agreement. The term of Mr. McCarthy's agreement will be extended each year if the Boards of Directors of the Bank and the Corporation ("Parkvale") approve the extension, unless Mr. McCarthy provides at least 30 days written notice not to extend the agreement beyond its remaining term. The agreement is terminable by Parkvale for cause at any time.

     The agreement with Mr. McCarthy provides for severance payments and other benefits in the event Parkvale terminates his employment without cause or Mr. McCarthy resigns for "good reason," as defined in the agreement. Good reason includes among other things a "change in control" of Parkvale, which is defined to include any of the following: (1) any change in control required to be reported pursuant to Item 6(e) of Schedule 14A promulgated under the Exchange Act; (2) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) of 10% or more of the combined voting power of the Corporation's then outstanding securities; or (3) within any period during the term of the agreement, a change in the majority of the Board of Directors for any reason without the written consent of Mr. McCarthy. In such event, Parkvale will give severance payments to Mr. McCarthy equal to 2.99 times his average annual base salary, bonus and other incentive compensation for the preceding three years, plus the continuation or payment of certain fringe benefits other than stock benefit plans. Under Mr. McCarthy's employment agreement, Mr. McCarthy could receive payments and benefits that constitute a parachute payment. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includible in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. In such event, Parkvale has agreed to pay the 20% excess tax that would otherwise be owed by Mr. McCarthy and such additional amounts as may be necessary to reimburse Mr. McCarthy for the federal, state and local income taxes and excise taxes on such amounts.

     The agreement also precludes Mr. McCarthy from owning (excluding the ownership of 1% or less of the stock of a public corporation), managing, operating and controlling, being employed by or participating in or being in any way connected with any other business covered by federal deposit insurance which is located in the Pennsylvania counties of Allegheny, Armstrong, Butler, Beaver, Washington and Westmoreland. Such restriction shall continue throughout Mr. McCarthy's employment with Parkvale.

     The employment agreement with Mr. McCarthy, to the extent it increases the cost of any acquisition of control of the Corporation, could be deemed to have an anti-takeover effect. As a result, the agreement may discourage takeover attempts which (1) are deemed by certain stockholders to be in their best interests, (2) might be at prices in excess of the then market value of the Corporation's Common Stock, and (3) as a result, may tend to perpetuate existing management.

LOANS TO MANAGEMENT

     No executive officer applied for or was granted a loan during fiscal 1998. All loans outstanding to executive officers during fiscal 1998 were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time the loans were granted for comparable transactions with unaffiliated persons, and the loans did not involve more than the normal risk of collectability or present other unfavorable features.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors for the year ending June 30, 1999, and has further directed that the selection of such auditors be submitted for ratification by the stockholders at the Annual Meeting. The Corporation has been advised by Ernst & Young LLP that neither the firm nor any of its associates has any relationship with the Corporation or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Ernst & Young LLP will have a representative at the Annual Meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
              RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
                    AS INDEPENDENT AUDITORS FOR FISCAL 1999.

     Philip Miller, 12 Cleveland Drive, Poughkeepsie, NY 12601, owner of 83,000 common shares, presented the following:

                            SHAREHOLDER PROPOSAL #1

     RESOLVED, that the shareholders of the Corporation hereby inform the Corporation that they do not approve of the Corporation's financial performance and, believing that the value of their investment in the Corporation will best be maximized through a sale or merger of the Corporation, hereby recommend that the board of directors immediately take the necessary steps to achieve a sale, merger or other acquisition of the Corporation as promptly as possible on terms which will maximize shareholder value.

                              SUPPORTING STATEMENT

     Proponent believes that management of the Corporation has not exercised good business judgment during the past several years, particularly in its failure to actively seek out potential merger partners and buyers. Based on information provided by the Corporation in its 1997 Annual report, in the five fiscal years ending on June 30, 1997, the total assets of the Corporation increased only 10.6%. This rate of growth is well below that of comparably sized Pennsylvania banks (based on total assets), which, according to information found in Sheshunoff Banks of Pennsylvania 1997, averaged 13.42% in the five year period ending on December 31, 1997. This means that the Corporation is losing significant market share to its competitors. Based on information found in Sheshunoff Banks of Pennsylvania 1997, comparably sized Pennsylvania banks had a return on average assets of 1.31% for the period 1995-1996. By contrast, the Corporation's return on average assets was only .98% and 1.07%, respectively, for the fiscal years ending June 30, 1996 and June 30, 1997. Proponent believes that the Corporation is just not keeping up with its competition, and that its sale to a larger, more competitive financial institution, would provide to shareholders, the true owners of the Corporation, a premium representing a significant improvement over the Corporation's recent stock price. Proponent does not believe current management will be able to deliver stock performance equal to the premium obtainable if the Corporation were sold.

     In today's market of frequent mergers and acquisitions, particularly among financial institutions, banks and thrifts are currently often receiving buy-out prices in excess of two times their book value and 25 times their trailing twelve (12) month earnings per share. This favorable situation may come to an end soon. Over the past year, Parkvale's stock performance has been good, in part because many investors expect the Corporation to be purchased. If investors lose confidence in this possibility, or if the market turns bearish, the Corporation's stock will likely decline in value and the chance to maximize shareholders' value may vanish.

     Proponent believes that the shareholders' investment can only be maximized by the diligent pursuit of a sale of the Corporation. In order to maximize shareholder value during this period of frequent financial institution mergers and acquisitions, it is time to actively explore the possibility of an acquisition of the Corporation. If you agree that the directors should pursue this course of action, please mark the proxy card "FOR" proposal 3.

                      RESPONSE OF YOUR BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ABOVE SHAREHOLDER PROPOSAL 1 FOR THE REASONS SET FORTH BELOW.

     Your Board of Directors believes that the Corporation's financial performance has been and continues to be strong. The Corporation's net income and its return on average assets have increased in each of the last five years, excluding the impact of the one-time special SAIF assessment on September 30, 1996. Under the guidance and leadership of your current Board of Directors, the Corporation's shareholders have enjoyed significant appreciation in the value of their investment in the Common Stock.

SIGNIFICANT TOTAL RETURNS TO SHAREHOLDERS

     From a shareholder perspective, the Board of Directors believes that a company's performance is best measured by how well the shareholders have done relative to the value of their investment. Over the last one, three, five and ten years, our shareholders have enjoyed significant total returns as shown in the following table:

                                              TOTAL CUMULATIVE
                                                 RETURN (1)
                                                 ----------
Last Year                                            48.7%
Last Three Years                                    151.8
Last Five Years                                     276.5
Last Ten Years                                    1,505.6

---------

(1) Based on the closing price of $32.25 per share as of June 30, 1998, giving effect to cash dividends and stock splits during the periods shown.

     In addition, the Corporation's Common Stock has outperformed the Nasdaq Market Index and the Nasdaq Financial Stock Market Index over the last five years. See "Information with Respect to Nominees for Director, Directors Whose Terms Continue and Executive Officers-Performance Graph."

INCREASED PROFITABILITY

     The Board of Directors believes that the performance of the Corporation's directors and officers is best measured by their ability to increase the Corporation's profitability. The Corporation's profitability has increased in each of the last five years (excluding the impact of the special SAIF assessment on September 30, 1996) as shown in the following table:

                             RETURN ON        RETURN ON
FISCAL YEAR   NET INCOME   AVERAGE ASSETS   AVERAGE EQUITY
-----------   ----------   --------------   --------------
 1994          $ 7,228          0.82%           13.69%
 1995            8,071          0.93            13.89
 1996            9,618          0.98            13.99
 1997           10,143          1.07            14.70
 1998           11,118          1.08            14.59

     Parkvale has outperformed the median results for a group of 13 savings institution holding companies ("Peer Group") over the 12 months ended March 31, 1998 and over the last three years, as set forth in the following table.

                                        12 MONTHS ENDED MARCH 31, 1998             THREE-YEAR AVERAGE
                                        ------------------------------             ------------------
                                      RETURN ON   RETURN ON                RETURN ON   RETURN ON
                          TOTAL        AVERAGE     AVERAGE    EFFICIENCY    AVERAGE     AVERAGE    EFFICIENCY
                          ASSETS       ASSETS      EQUITY     RATIO (2)     ASSETS      EQUITY     RATIO (2)
                          ------       ------      ------     ---------     ------      ------     ---------
                                                       (DOLLARS IN THOUSANDS)
Parkvale                $1,055,508      1.07%       14.66%      44.79%       0.91%       13.06%      47.87%
Peer Group Median(1)     1,078,456      0.91        10.15       53.75        0.81         9.50       58.71

---------

(1) The Peer Group consists of all savings institution holding companies with total assets as of March 31, 1998 between $650 million and $1.6 billion located in Pennsylvania, Delaware, New Jersey, New York, Ohio and West Virginia and which were fully public prior to January 1, 1998. Information regarding the Peer Group was provided by SNL Securities LC.

(2) The efficiency ratio is defined as (i) total non-interest expense less amortization expense, divided by (ii) net interest income plus non-interest income. Institutions with a lower percentage are deemed to be more efficient in controlling expenses.

INCREASED GROWTH IN ASSETS AND DEPOSITS

     The Corporation's total assets increased by $104 million or 10.5% in fiscal 1998 and by $72 million or 7.8% in fiscal 1997 over the respective prior years. Your Board of Directors believes that growth alone does not build shareholder value. Instead, your Board believes that prudent, sustainable growth is in the best interests of shareholders. In addition, the proponent miscalculated our rate of growth for the five years ended June 30, 1997, which at 11.9% was nearly equal to the rate of growth for banks shown by the proponent.

     The Corporation's total deposits increased by $68 million or 7.7% in fiscal 1998 and by $74 million or 9.2% in fiscal 1997 over the respective prior years.

DIRECTORS AND EXECUTIVE OFFICERS HAVE A SIGNIFICANT OWNERSHIP INTEREST

     Your Board of Directors believes that it is important for the directors and executive officers to own a significant number of shares of Common Stock so that their interests are aligned with all shareholders. The 18 current directors, nominees and executive officers as a group are deemed to beneficially own an aggregate of 977,858 shares of Common Stock, representing 18.06% of the outstanding Common Stock. See "Voting Securities and Beneficial Ownership Thereof."

YOUR BOARD IS COMMITTED TO ENHANCING SHAREHOLDER VALUE

     The Board of Directors is committed to enhancing shareholder value and acting in accordance with its fiduciary duties to ALL shareholders. The Board believes that increasing the Corporation's profitability has resulted in significant returns to shareholders. In determining the feasibility of a sale of the Corporation, it is of the utmost importance to compare any acquisition proposal with the long-term prospects of the Corporation. The Board believes that shareholders have been well served by the Board's leadership and guidance over the past 10 years, and the Board believes that it is in a much better position than the proponent to determine what is in the best interests of all shareholders over the long term.

     While the Board recognizes that some thrift mergers and acquisitions are being priced at 25x earnings or greater for the last 12 months, the Board also recognizes that of the 106 transactions announced over the last 12 months, only three companies that received an earnings multiple of 25x or greater had a return on average equity at levels at or better than Parkvale's. Accordingly, the Board believes that the majority of savings institutions that received multiples of 25x or greater during the last 12 months did so because they were not as profitable as Parkvale currently is. With regard to the proponent's argument that transactions are being priced in excess of two times book value, the Board notes that the Corporation's stock is already trading at roughly this level.

     Your Board will carefully consider any appropriate action, including evaluation of any bona fide offer for the sale of the Corporation, that would serve the best interests of the shareholders.

ADOPTION OF THE PROPOSAL WOULD BE DETRIMENTAL TO THE BOARD'S EFFORTS

     Your Board believes that adoption of this shareholder proposal would create an uncertain public atmosphere which, in its judgment, would disadvantage any efforts to merge or sell the Corporation. Adoption of the proposal could result in the Board having diminished bargaining power and being pressured into accepting a price for the Common Stock that does not reflect the true long-term value of the Corporation. In addition, the uncertain atmosphere that could be created by adoption of this proposal could result in the Corporation losing valuable customer relationships and employees, which would impair the value of its franchise.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT SHAREHOLDER PROPOSAL 1 IS NOT IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST SHAREHOLDER PROPOSAL 1.

     Rena Rothschild, R.R. 3. Box 144, Harveys Lake, PA 18618, owner of 34,327 common shares, presented the following:

                            SHAREHOLDER PROPOSAL #2

     RESOLVED, that the shareholders of the Corporation, believing that the Corporation would benefit from the initiative and energy of vigorous directors, herby recommend that the bylaws of the Corporation be, and the same hereby are, altered and amended to provide for the unqualified mandatory retirement of each director on his or her seventieth birthday, commencing with those nominated for positions as directors subsequent to the 1998 annual meeting, as follows:

                                  "ARTICLE IV"

     "Section 8. Limitation of Directors. No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors of the Corporation who is, at the time of such action, seventy (70) or more years of age, or whose seventieth birthday would occur during his or her term of office as a director; provided, however, that the foregoing shall in no way require the retirement of any person in his or her additional capacity as an officer or employee of the Corporation."

                              SUPPORTING STATEMENT

     The market for financial services is rapidly changing and increasingly competitive. In order to maximize shareholder values in this extremely dynamic market, the Corporation's leaders need to be energetic and innovative. In addition, the Corporation's leaders should be active businessmen and women with significant involvement in today's economy. The best way to achieve this is through the imposition of an unqualified mandatory retirement age for all directors. The Corporation has already acknowledged the wisdom of this position, as its bylaws currently mandate retirement by age 70 for its directors. However, this provision is inexplicably rendered ineffectual by the qualification that mandatory retirement does not apply to "any director who was a member of the Board of Directors of Parkvale Savings Association, Pittsburgh, Pennsylvania, as of January 18, 1973." And, as is all too obvious, many of the Corporation's current directors are well over the age of 70. In fact, if the current CEO of the Corporation is not included, the average age of the board is more than 78. The Corporation would best be served by doing away with this exception, thereby encouraging the election of new directors with both the energy and the experience in today's business environment to provide leadership that is effective and forward looking. Successful management of a corporation, particularly one the size of Parkvale, requires a constant influx of new ideas and initiatives that can only be achieved by a rejuvenation of the Board of Directors.

     Because the Board of Directors has failed to initiate such a policy, the shareholders, themselves, must do so. If you agree that the directors should pursue this course of action, please mark the proxy card "FOR" proposal 4.

                      RESPONSE OF YOUR BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ABOVE SHAREHOLDER PROPOSAL 2 FOR THE REASONS SET FORTH BELOW.

     The Board of Directors believes that shareholders should be able to consider and evaluate the qualifications, experience and ability to serve of each nominee for election as a director on an individual basis, regardless of the person's race, sex, religion, age, etc. Today, many individuals who are age 70 or older are in good health and are still active and productive citizens.

     The current directors have substantial experience that is of incalculable value to the Corporation, are substantial shareholders who are dedicated to serving the Corporation, and have sufficient time to devote to the Corporation's business. The Board believes that the leadership and guidance of its members have served the best interests of the shareholders, as demonstrated by the increases in the Corporation's stock price, net income, return on average assets and return on average equity previously discussed.

     The Board considers the performance and abilities of each of its members in recommending nominees to shareholders. As previously stated, Messrs. Paul Mooney (who was re-elected last year) and George Newland are retiring from the Board for health reasons. While Andrea Fitting has been appointed to fill Mr. Mooney's seat and Patrick Minnock has been nominated to replace Mr. Newland, the Board strongly disagrees with the proponent's implication that persons who reach age 70 can no longer be energetic, innovative or active. The Board also disagrees with the proponent's assertion that new ideas and initiatives can only come from directors of a younger age.

     The proponent initially attempted to have her proposed mandatory age limit also apply to most of the Corporation's officers. That part of her proposal was withdrawn after her counsel was notified that it would violate the Age Discrimination Employment Act Amendments of 1978, 29 U.S.C.A. sec. 631(c)(1). Because the directors are not deemed to be employees covered by this statute, the proponent determined that it was acceptable to discriminate against directors based on their age.

     The current age limit to directors (and officers) was originally adopted over 25 years ago in the Bank's bylaws, at a time when the average life expectancy was substantially less than it is today. At that time, 15 directors were not covered by the mandatory age limit. With the retirement of Messrs. Newland and Mooney, only two of the 15 directors (namely Messrs. Pfischner and Wenner) remain. The age limit was also put in place prior to the amendments to the federal statute prohibiting age discrimination against employees over the age of 70. In light of medical advances and increased life expectancies over the last 25 years, the Board of Directors no longer believes that the age limits in the Corporation's bylaws are appropriate. As a result of amendments to the Age Discrimination Employment Act which prohibit employers from discriminating against most officers who are age 70 or older, the Board has amended the Corporation's bylaws to delete the age limitation on officers. In the event Shareholder Proposal 2 is defeated at the meeting as recommended by the Board of Directors, the Board intends to reconsider the wisdom of the age limitation applicable to directors and either increase the age limitation or delete the provision altogether.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT SHAREHOLDER PROPOSAL 2 IS NOT IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST SHAREHOLDER PROPOSAL 2.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have presented at the next Annual Meeting of Stockholders to be held in October 1999, must be received at the main office of the Corporation no later than May 17, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

     A copy of the Corporation's Annual Report to Stockholders for the year ended June 30, 1998 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

     UPON RECEIPT OF A WRITTEN REQUEST, THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1998 AND A LIST OF THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO TIMOTHY G. RUBRITZ, TREASURER, PARKVALE FINANCIAL CORPORATION, 4220 WILLIAM PENN HIGHWAY, MONROEVILLE, PENNSYLVANIA 15146. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                 OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Corporation to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Corporation's Common Stock. In addition to solicitations by mail, directors, officers and employees of Parkvale may solicit proxies personally or by telephone without additional compensation. The Corporation may retain a proxy soliciting firm to assist in the solicitation of proxies. The cost of such a firm would not be expected to exceed $10,000.

                                          By Order of The Board of Directors

                                          /s/ ERNA A. GOLOTA,

                                          Erna A. Golota,
                                          Secretary

September 14, 1998

                                REVOCABLE PROXY
                         PARKVALE FINANCIAL CORPORATION

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, being a stockholder of the Corporation, hereby authorizes the Board of Directors of the Corporation as proxies with full powers of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on October 22, 1998, at 10:00 a.m. Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast if then personally present on all proposals coming before the meeting.

     This proxy may be revoked at any time before it is exercised.

                                                                     FOR ALL
1. Election of Directors:                FOR         WITHHOLD        EXCEPT
                                      [       ]      [       ]      [       ]
   NOMINEES:
   ROBERT J. McCARTHY, JR.
   PATRICK J. MINNOCK

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

-----------------------------------------------------------------------------

                                         FOR          AGAINST        ABSTAIN
2. Appointment of Ernst & Young LLP   [       ]      [       ]      [       ]
   as the Corporation's independent
   auditors for fiscal 1999.


3. Stockholder Proposal No. 1         [       ]      [       ]      [       ]


4. Stockholder Proposal No. 2         [       ]      [       ]      [       ]


5. In the proxies' discretion, such other business as may properly come before the meeting.

   SHARES OF COMMON STOCK OF THE CORPORATION WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP. "AGAINST" THE STOCKHOLDERS PROPOSALS AND OTHERWISE AT THE DISCRETION OF THE PROXIES.

Please sign exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                               -------------------
Please be sure to sign and date                Date
this Proxy in the box below.
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*  DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. *


                         PARKVALE FINANCIAL CORPORATION
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                             PLEASE ACT PROMPTLY--
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